EXHIBIT 10.32

HELEN OF TROY LIMITED

RESTRICTED STOCK UNIT AGREEMENT

FOR GOOD AND VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, Helen of Troy Limited (the “Company”), a Bermuda company, hereby grants to Gerald J. Rubin, the Chief Executive Officer and President of the Company (the “Holder”), Restricted Stock Units (“RSUs”), each such RSU contingently entitling the Holder to acquire one common share, par value $0.10 per share of the Company (the “Shares”), which are subject to certain restrictions and to a risk of forfeiture upon the terms set forth in this restricted stock unit agreement (this “Agreement”):

WHEREAS, the Company has established and maintains the Helen of Troy Limited 2008 Stock Incentive Plan (as amended from time to time, the “Plan”); and

WHEREAS, Helen of Troy Nevada Corporation, a Nevada corporation and a wholly owned subsidiary of the Company (“HoT Nevada”), and the Holder have entered into an Amended and Restated Employment Agreement dated September 13, 2011 (as amended from time to time, the “Employment Agreement”); and

WHEREAS, in accordance with the terms of the Employment Agreement, the Holder has been granted the following award under the Plan (the “Award”) in connection with his retention as Chief Executive Officer and President and as compensation for services to be rendered.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

1.                                     Defined Terms; Plan.  Terms used but not defined herein shall have the same meaning ascribed to such terms in the Plan.  This Agreement and the grant herein are subject to the terms and conditions herein and the terms and conditions of the applicable provisions of the Plan and the Employment Agreement, the terms of which are incorporated herein by reference.  For purposes of this Agreement:

(a)                               “Average Invested Capital” means, with respect to any fiscal year performance period, as of any date of determination, the sum of the following: (i) total assets determined by disregarding any impairment charges recorded during such fiscal year performance period minus (ii) total current liabilities plus (iii) indebtedness for borrowed money included in total current liabilities, in each case, of the Company and its subsidiaries as determined in accordance with GAAP, with such amount derived from clauses (i), (ii) and (iii) calculated as the simple average during such fiscal year performance period based on the last day of each of the trailing five (5) fiscal quarters through the end of such fiscal year performance period, minus (iv) the impairment charges disregarded in clause (i) above.  For purposes of clarity, aggregate impairment charges with respect to the applicable fiscal year performance period will not be averaged over the fiscal quarters of such fiscal year performance period but aggregate impairment charges with respect to the applicable fiscal year performance period will reduce the average invested capital calculated pursuant to clauses (i), (ii) and (iii) above.

(b)                               “Corporate Tax Rate” means, for any fiscal year performance period, the lesser of (i) the effective income tax rate of the Company and its subsidiaries for the fiscal year corresponding with the applicable EBITDA ROIC performance, or (ii) twenty (20) percent.

(c)                               “EBITDA” for purposes of the RSUs, the Plan and this Agreement, means, for any fiscal year performance period, the sum (without duplication) of (i) operating income (loss) after impairment charges plus (ii) depreciation and amortization charges, in each case as determined in accordance with GAAP, plus (iii) to the extent included in clause (i) above, any impairment charges incurred by the Company and its subsidiaries, as determined in accordance with GAAP, solely to the extent such charges result from capital market and/or economic conditions creating a stock market trigger that requires testing for and recording of impairments under GAAP which cannot be attributed to any fundamental change in the underlying current or expected operating cash flows associated with the impaired assets, as reflected in the financial statements of the Company and its subsidiaries and the notes thereto.

(d)                               “EBITDA ROIC” means, for any fiscal year performance period, an amount equal to (i) the product of (y) EBITDA and (z) one (1) minus the Corporate Tax Rate divided by (ii) Average Invested Capital.

(e)                               “GAAP” means generally accepted accounting principles used and applied in the United States of America.

2.                                     Grant. The Holder is hereby granted 700,000 performance-based RSUs pursuant to the Plan, each such RSU contingently entitling the Holder to acquire one Share, subject to certain restrictions and a risk of forfeiture as set forth in this Agreement, the Plan and the Employment Agreement.  The RSUs are granted as of March 1, 2012 (the “Date of Grant”).

3.                                     Vesting of Award.  The Award is subject to the terms and conditions set forth below (and as otherwise set forth in the Employment Agreement):

(a)                               Tranche 1 RSUs.  Up to 100,000 RSUs may be earned based on the Company’s achievement of certain EBITDA ROIC goals for fiscal 2013 as set forth on the schedule attached hereto as Exhibit A (“Tranche 1 RSUs”).  Earned Tranche 1 RSUs, if any, shall vest, subject to Holder’s continued employment with HoT Nevada or the Company or its subsidiaries, as follows: (i) 33.4% upon the Committee’s certification of the attainment of the EBITDA ROIC goals for the Tranche 1 RSUs; (ii) 33.3% on February 28, 2014; and (iii) 33.3% on February 28, 2015.  On or before May 15, 2013, the Committee shall meet to evaluate whether the EBITDA ROIC goals for the Tranche 1 RSUs have been attained.

(b)                               Tranche 2 RSUs.  Up to 200,000 RSUs may be earned based on the Company’s achievement of certain EBITDA ROIC goals for fiscal 2014 as set forth on the schedule attached hereto as Exhibit A (“Tranche 2 RSUs”).  Earned Tranche 2 RSUs, if any, shall vest, subject to Holder’s continued employment with HoT Nevada or the Company or its subsidiaries, as follows: (i) 66.7% on upon the Committee’s certification of the attainment of the EBITDA ROIC goals for the Tranche 2 RSUs; and (ii) 33.3% on February 28, 2015.  On or before May 15, 2014, the Committee shall meet to evaluate whether the EBITDA ROIC goals for the Tranche 2 RSUs have been attained.

(c)                               Tranche 3 RSUs.  Up to 700,000 RSUs (less the number of Tranche 1 RSUs and Tranche 2 RSUs previously earned, if any) may be earned based on the Company’s achievement of either (i) certain EBITDA ROIC goals for fiscal 2015, or (ii) the average EBITDA ROIC obtained by dividing EBITDA ROIC for the sum of fiscal 2013, 2014 and 2015 by three (3), in either case, as set forth on the schedule attached hereto as Exhibit A (“Tranche 3 RSUs”).  Earned Tranche 3 RSUs, if any, shall vest, 100% upon the Committee’s certification of the attainment of the EBITDA ROIC goals for the Tranche 3 RSU; provided Holder continues employment with HoT Nevada or the Company or its subsidiaries through February 28, 2015.  On or before May 15, 2015, the Committee shall meet to evaluate whether the EBITDA ROIC goals for the Tranche 3 RSUs have been attained.

(d)                               Holding Period.  In addition to the performance and service conditions set forth in this Section 3, 33.3% of the earned and vested Shares received in settlement of the RSUs, if any, shall be subject to a holding period for six months following the end of the Employment Period (as defined in the Employment Agreement); provided, however, that Holder shall be entitled to satisfy applicable withholding taxes without regard to such holding period either through the net settlement provisions described in Section 12 hereof or as otherwise permitted under the Plan.

4.                                     Effect of Termination of Service; Effect on Unvested RSUs.  Upon a Termination of Service for any reason prior to the vesting of the RSUs, the Holder shall only be entitled to the Shares to the extent provided in the Employment Agreement.

5.                                     Issuance of Shares; Certificates. If, and at the time, the Holder’s RSUs vest under the terms of this Agreement or the Employment Agreement, the Holder shall be issued a number of Shares equal to the number of RSUs which have vested on such date, without payment therefore, as full consideration for the vested RSUs.  Except as otherwise provided in Section 14 of this Agreement, upon the vesting of the RSUs, certificates for vested Shares shall be delivered to the Holder or his legal representative on the last business day of the calendar quarter in which such vesting event occurs or as soon thereafter as practicable (but not later than the last day of the calendar year in which such RSUs vest).  No fractional Shares shall be issued under this Agreement.

6.                                     No Rights of a Shareholder. Until such time as the RSUs vest and Shares are duly issued and transferred to Holder in accordance with the terms of this Agreement, the Holder shall not have any of the rights of a shareholder, including, without limitation, the right to vote Shares and the right to receive dividends thereon.

7.                                     Nontransferability.  The RSUs shall not be transferable by the Holder otherwise than by will or by the laws of descent and distribution.  Notwithstanding anything to the contrary herein, the Committee, in its sole discretion, shall have the authority to waive the requirements of this Section 7 and Section 21 of the Plan or any part hereof or thereof that is not required under the rules promulgated under any law, rule or regulation applicable to the Company.

8.                                     Transfer of Shares.  Upon the vesting of the RSUs and the delivery of vested Shares hereunder, such vested Shares or any interest therein may be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, applicable United States federal and state securities laws or any other applicable laws or regulations and the terms and conditions of this Agreement and the Plan.

9.                                     Effect of Change of Control.  Notwithstanding the terms and conditions of the Plan, in the event there occurs a Change in Control (as defined in the Employment Agreement) or a Change of Control (as defined in the Plan) prior to vesting, the terms and conditions of the Employment Agreement shall control and the Holder shall be entitled to the Shares only to the extent provided in the Employment Agreement.

10.                              Lock Up Agreement.  The Holder agrees that upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, the Holder shall agree in writing that for a period of time (not to exceed 180 days) from the effective date of any registration of securities of the Company, the Holder will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Shares issued pursuant to the vesting and settlement of the RSUs, without the prior written consent of the Company or such underwriters, as the case may be.

11.                              Expenses of Issuance of Shares.  The issuance of stock certificates representing the Shares, in whole or in part, shall be without charge to the Holder.  The Company shall pay, and indemnify the Holder from and against any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) or by reason of the issuance of Shares hereunder.

12.                              Net Settlement.  Notwithstanding the terms and conditions of the Plan, the Holder shall be entitled to elect to satisfy applicable withholding taxes (the “Applicable Withholding”) that arise in connection with the RSUs by having cash or common shares withheld by the Company or HoT Nevada from such awards that would have otherwise been received by Holder; provided that (a) the election to so satisfy any Applicable Withholding shall be subject to any terms and conditions that may be established by the Committee pursuant to the terms and conditions of the Plan, and (b) Holder shall not be entitled to so satisfy the Applicable Withholding to the extent such election (i) would cause the Company or any of its subsidiaries to violate, or cause any default or event of default under, that certain Credit Agreement dated December 30, 2010, by and among Helen of Troy, L.P., the Company, and Bank of America, N.A., as amended, restated and modified from time to time, or any other credit agreement or arrangement for borrowed money of the Company or any of its subsidiaries or (ii) in the good faith judgment of the Committee, would not be in the best interests of the Company and its subsidiaries after considering the liquidity, cash flows and financial condition of the Company and its subsidiaries.  Subject to the terms and conditions of the immediately preceding sentence, to the extent the Applicable Withholding is less than the sum of the highest marginal federal and, if applicable, state income tax rate plus applicable employment tax withholding (the “Maximum Withholding”), Holder shall be entitled to remit a number of mature common shares of the Company to the Company or HoT Nevada with a Fair Market Value, as of the business day immediately preceding the date of settlement of the applicable RSUs, equal to the Maximum Withholding less the Applicable Withholding.

13.                              Clawback Policy.  The Award granted pursuant to this Agreement shall be subject to (a) Section 304 of the Sarbanes Oxley Act of 2002 and (b) to the extent required under the rules and/or regulations issued pursuant to the Dodd-Frank Act of 2010, any clawback policy adopted by the Company pursuant to such rules and/or regulations.

14.                              Timing of Payments and Compliance with Deferred Compensation Rules.  Notwithstanding any other provision of the Plan or Agreement, if pursuant to the terms of the Employment Agreement the Holder becomes entitled to a delivery of the Shares underlying his RSUs by reason of his “separation from service” (as determined in accordance with Code Section 409A) at a time when the Holder is a “specified employee,” then to the extent necessary to avoid a prohibited distribution under Code Section 409A(a)(2), the delivery of such Shares will be delayed until the earlier of the first day of the seventh month following the Holder’s separation from service or the date of the participant’s death.

15.                              References. References herein to rights and obligations of the Holder shall apply, where appropriate, to the Holder’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

16.                              Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered if delivered in person, (b) three days after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) one day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, (d) on the date of confirmation of receipt of transmission by facsimile or (e) on the date of the notice being sent by e-mail at the e-mail address in the records of the Company, in each case to the intended recipient as set forth below (or to such other address, facsimile number, email address or individual as a party may designate by notice to the other parties):

If to the Company:

Helen of Troy Limited

One Helen of Troy Plaza

El Paso, TX 79912

Attn.: General Counsel

If to the Holder:

Gerald J. Rubin

c/o Helen of Troy L.P.

One Helen of Troy Plaza

El Paso, TX 79912

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

17.                              Governing Law.  This Agreement and all claims or disputes arising hereunder or related to this Agreement, the transactions contemplated hereby or the conduct of any person in connection herewith shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and to be performed in the State of Texas without regard to conflict of laws principles.

18.                              Code 409A and Code 457A.  This Agreement and the benefits provided hereunder are intended to comply, to the extent applicable, with Code Section 409A and the Treasury Regulations and other guidance promulgated or issued thereunder or Code Section 457A and the Treasury Regulations and other guidance promulgated or issued thereunder (the “Deferred Compensation Rules”), and the provisions of this Agreement shall be interpreted and construed consistent with this intent.  If Holder, the Company or HoT Nevada believes, that the Agreement does not so comply with the Deferred Compensation Rules, it shall promptly advise the others and shall negotiate reasonably and in good faith to amend the terms of the Agreement such that it complies with the Deferred Compensation Rules, as applicable, (with the most limited possible economic effect on the Holder, the Company and HoT Nevada).  Notwithstanding the foregoing, in the event the Agreement is found not to comply with the Deferred Compensation Rules, neither the Company nor HoT Nevada shall be required to assume any increased economic burden in connection therewith.

19.                              Entire Agreement.  This Agreement, the Employment Agreement and the Plan constitute the entire agreement among the parties relating to the subject matter hereof, and any previous agreement or understanding among the parties with respect thereto is superseded by this Agreement, the Employment Agreement and the Plan.

20.                              Counterparts.  This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

21.                              Conflict.  To the extent the provisions of this Agreement conflict with the terms and conditions of the Employment Agreement (including regarding the effect, if any, on the RSUs of a Change in Control (as defined in the Employment Agreement) or any analogous term or otherwise and/or termination of Holder’s employment with HoT Nevada for any reason), the terms and conditions of the Employment Agreement shall control.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Date of Grant.

HELEN OF TROY LIMITED

By:	/s/ Gary B. Abromovitz

Name:	Gary B.Abromovitz

Title:	Deputy Chairman

HOLDER

/s/ Gerald J. Rubin
GERALD J. RUBIN